Exhibit 99.1

Contact: John Hawkins	Joseph M. Squeri
Tel: (301) 592-5075	Executive Vice President
and Chief Financial Officer
Tel: (301) 592-5006

For Immediate Release

CHOICE HOTELS REPORTS 1st QUARTER

2005 DILUTED EPS OF $0.36, UP 20%

Domestic Unit Growth Rises 4.9%; New Domestic Hotel Franchise Contracts Up 27%;

Company Now Has More Than 5,000 Hotels Open Worldwide

SILVER SPRING, Md. (April 27, 2005) – Choice Hotels International, Inc. (NYSE:CHH) today reported the following highlights for the first quarter of 2005:

•	Diluted earnings per share for first quarter 2005 were $0.36 compared to $0.30 for the same period in 2004, a 20% increase;

•	Royalty revenues up 10% and franchising revenues up 11% for first quarter 2005;

•	Initial and relicensing fees increased 27%;

•	Domestic unit growth of 4.9%;

•	Domestic system-wide revenue per available room increased 5.5% for first quarter 2005 compared to prior year results;

•	Year-to-date new domestic hotel franchise contracts up 27% to 103;

•	First quarter operating income up 18% to $22.3 million;

•	Company increases full year 2005 guidance to $2.39 to $2.44; announces 2005 second quarter guidance of $0.58 to $0.60 diluted earnings per share.

“Choice Hotels is off to a very good start for 2005,” said Charles A. Ledsinger, Jr., president and chief executive officer. “We recently added the 5,000th open & operating hotel to our worldwide system, a significant milestone.”

He added, “We are seeing clear evidence that demand by hotel owners and developers for our brands remains strong, given the 27% growth in initial and relicensing fees and high developer interest in our newest brand, Cambria Suites. We are optimistic that for 2005 growing consumer demand for our brands and the range of lodging choices they represent, as well as increasing satisfaction of our franchisees with our services and support will allow us to sustain the momentum reflected in our first quarter results.”

First Quarter 2005 Performance

Choice reported first quarter 2005 net income of $12.0 million, or $0.36 diluted earnings per share (EPS), a 20% increase in diluted EPS over the same period for 2004.

Operating income for first quarter 2005 increased 18% from $18.9 million to $22.3 million. Franchising margins for the first quarter increased to 53.6% from 50.6% for the same period a year ago.

The company also reported total revenues of $91.2 million for first quarter 2005, compared to $87.2 million in first quarter 2004, an increase of 4.6%. Franchising revenues, which include royalty revenues, initial and relicensing fees, partner services and other revenue, increased 11% for first quarter 2005 to $41.2 million from $37.1 million reported for the same period a year ago.

Royalty revenues for first quarter 2005 were $33.6 million, compared to $30.7 million for first quarter 2004, an increase of 10%.

System-wide domestic revenue per available room (RevPAR) was $28.54 for first quarter 2005, compared to $27.04 for the same period in 2004, a 5.5% increase.

For first quarter 2005, the effective royalty rate increased six basis points from 4.02% to 4.08%.

2005 Unit Growth

The number of domestic Choice hotels on-line grew by 4.9% to 3,868 (312,630 rooms on-line) as of March 31, 2005 from 3,688 (299,359 rooms on-line) as of the same date a year ago. Net domestic franchise additions in first quarter 2005 were 34 compared to 52 for the same period in 2004.

Choice executed 103 new domestic hotel franchise contracts representing 8,806 rooms in first quarter 2005, compared to 81 new contracts representing 6,893 rooms for the same period a year ago, both increases of better than 27%. These increases in executed new franchise contracts and an increase in the number of existing franchise relicensings contributed to a 27% increase in initial franchise and relicensing fees for the three month period ended March 31, 2005, compared to the same period in 2004.

For first quarter 2005, 34 contracts for new construction hotel franchises, representing 2,426 rooms were executed, compared to 27 contracts, representing 1,910 rooms for the same period a year ago, representing increases of approximately 26% and 27%, respectively.

As of March 31, 2005, Choice had 399 hotels under development in its domestic hotel system, representing 30,090 rooms, compared to 372 hotels and 28,671 rooms at the same date in 2004, increases of 7% and 5%, respectively.

As of March 31, 2005, the number of Choice hotels on-line worldwide grew 3.2% to 5,008 from 4,854 as of the same date a year ago. This growth represents an increase of 3.3% in the number of rooms open to 407,309 from 394,238. As of March 31, 2005, Choice had 503 hotels under development worldwide, representing 39,246 rooms, compared to 454 hotels, representing 36,392 rooms at the same date in 2004.

Use of Free Cash Flow

The company has consistently used the free cash flow (cash flows from operations less capital expenditures) generated from its operations to return value to its shareholders. This is primarily achieved through share repurchases and dividends.

For the three months ended March 31, 2005, the company purchased 0.2 million shares of its common stock at an average price of $59.87 for a total cost of $13.5 million. The company has remaining authorization to purchase up to 1.6 million shares. Since Choice announced its stock repurchase program on June 25, 1998, the company has purchased 32.8 million shares of its common stock at an average price of $20.65 per share and a total cost of $677 million, through March 31, 2005. Total shares outstanding as of March 31, 2005 are 32.5 million.

During the first quarter of 2005, the company paid $7.2 million of cash dividends to shareholders. The current annual dividend rate on the company’s common stock is $0.90 per share.

The company expects to continue to return value to its shareholders through a combination of share repurchases and dividends.

Second Quarter & Full-Year 2005

The company’s second quarter 2005 diluted EPS is expected to be $0.58 to $0.60. These second quarter estimates assume the existing share count and RevPAR growth of approximately 5% to 6%. Full year 2005 diluted EPS is expected to be $2.39 to $2.44. These estimates assume the existing share count and RevPAR growth of approximately 5% to 7%.

Non-GAAP Financial Measures

Franchising revenues, franchising margins and free cash flow are non-GAAP financial measurements. These financial measurements are presented as supplemental disclosures because they are used by management in reviewing and analyzing the company’s performance. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (GAAP), such as total revenues, operating income margins and cash flows from operations. The company’s calculation of these measurements may be different from the calculation used by other companies and therefore comparability may be limited. The company has included exhibits accompanying this release which reconcile these measures to the comparable GAAP measurement.

Conference Call

Choice will conduct a conference call on Thursday, April 28, 2005 at 10 a.m. Eastern time to discuss the first quarter 2005 results. The call-in number to listen to the call is 1-877-209-0397. The conference call also will be Webcast simultaneously via the company’s Web site, www.choicehotels.com.

The audio of the call will be archived and available on the company’s Web site and also available for replay until May 28, 2005 by calling 1-800-475-6701. The access code for the replay is: 776115.

Choice Hotels International franchises more than 5,000 hotels, representing more than 400,000 rooms, in the United States and more than 40 countries and territories. As of March 31, 2005, 399 hotels are under development in the United States, representing 30,090 rooms, and an additional 104 hotels, representing 9,156 rooms, are under development in more than 20 countries and territories. Its Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

# # #

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its Form 10-K for the period ended December 31, 2004.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com.

Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites are registered trademarks, service marks and trade names of Choice Hotels International, Inc.

Choice Hotels International, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2005	March 31, 2004
REVENUES:

Royalty fees	$33,642	$30,709
Initial franchise and relicensing fees	4,311	3,388
Partner services	2,640	2,267
Marketing and reservation	49,123	49,311
Hotel operations	920	813
Other	612	747

Total revenues	91,248	87,235

OPERATING EXPENSES:

Selling, general and administrative	16,780	15,801
Depreciation and amortization	2,325	2,534
Marketing and reservation	49,123	49,311
Hotel operations	721	690

Total operating expenses	68,949	68,336

Operating income	22,299	18,899

OTHER INCOME AND EXPENSES:

Interest expense	3,607	2,548
Interest and other investment loss (income)	131	(312)
Equity in net income of affiliates	(199)	(186)
Gain on sale of property	(133)	—

Total other income and expenses	3,406	2,050

Income before income taxes	18,893	16,849
Income taxes	6,894	6,255

Net income	$11,999	$10,594

Weighted average shares outstanding-basic	32,070	34,273

Weighted average shares outstanding-diluted	33,321	35,639

Basic earnings per share	$0.37	$0.31

Diluted earnings per share	$0.36	$0.30

Choice Hotels International, Inc.

Consolidated Balance Sheets

(In thousands)	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS

Cash and cash equivalents	$28,623	$28,518
Accounts receivable, net	36,616	34,611
Deferred income taxes	2,252	2,252
Other current assets	5,509	4,212

Total current assets	73,000	69,593

Fixed assets and intangibles, net	137,808	140,214
Receivable — marketing and reservation fees	31,027	21,683
Other assets	34,414	31,862

Total assets	276,249	263,352

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current portion of long-term debt	446	10,146
Other current liabilities	95,808	91,909

Total current liabilities	96,254	102,055

Long-term debt	332,334	318,557
Deferred income taxes	8,516	6,974
Other liabilities	42,679	38,819

Total liabilities	479,783	466,405

Total shareholders’ deficit	(203,534)	(203,053)

Total liabilities and shareholders’ deficit	$276,249	$263,352

Choice Hotels International, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2005	March 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$11,999	$10,594

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,325	2,534
Gain on sale of property	(133)	—
Provision for bad debts	15	119
Non-cash stock compensation	1,182	873
Non-cash interest and other investment loss (income)	289	(126)
Equity in net income of affiliates	(199)	(186)

Changes in assets and liabilities:
Receivables	(2,021)	131
Receivable — marketing and reservation fees, net	(7,396)	3,366
Accounts payable	4,820	(1,305)
Accrued expenses and other	(1,572)	(563)
Income taxes payable	3,597	4,188
Deferred income taxes	1,542	158
Other assets	(1,297)	(97)
Other liabilities	3,716	2,828

NET CASH PROVIDED BY OPERATING ACTIVITIES	16,867	22,514

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property and equipment	(2,993)	(1,617)
Proceeds from disposition of property	1,706	—
Issuance of notes receivable	(264)	(612)
Purchases of investments, net	(2,663)	(1,922)
Other items, net	(266)	(279)

NET CASH USED IN INVESTING ACTIVITIES	(4,480)	(4,430)

CASH FLOWS FROM FINANCING ACTIVITIES:

Principal payments of long-term debt	(36)	(4,830)
Net borrowings (repayments) persuant to revolving credit facility	4,097	29,500
Purchase of treasury stock	(14,052)	(39,095)
Dividends paid	(7,235)	(6,861)
Proceeds from exercise of stock options	4,944	2,818

NET CASH USED IN FINANCING ACTIVITIES	(12,282)	(18,468)

Net change in cash and cash equivalents	105	(384)
Cash and cash equivalents at beginning of period	28,518	20,714

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,623	$20,330

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL OPERATING INFORMATION BY BRAND

DOMESTIC HOTEL SYSTEM

(UNAUDITED)

	Three Months Ended
	March 31, 2005	March 31, 2004
COMFORT INN
Hotels	1,430	1,413
Rooms	112,461	111,133
Avg. Daily Rate	$63.34	$60.25
Occupancy %	49.5%	48.3%
RevPAR	$31.37	$29.08

COMFORT SUITES
Hotels	393	370
Rooms	31,021	29,208
Avg. Daily Rate	$73.50	$70.67
Occupancy %	55.5%	54.0%
RevPAR	$40.77	$38.17

QUALITY
Hotels	594	526
Rooms	60,545	54,562
Avg. Daily Rate	$59.22	$58.54
Occupancy %	43.7%	43.6%
RevPAR	$25.87	$25.53

CLARION
Hotels	154	147
Rooms	23,058	22,054
Avg. Daily Rate	$69.98	$68.27
Occupancy %	41.8%	41.1%
RevPAR	$29.24	$28.05

SLEEP
Hotels	316	307
Rooms	24,133	23,573
Avg. Daily Rate	$57.69	$54.87
Occupancy %	50.1%	48.6%
RevPAR	$28.90	$26.68

MAINSTAY
Hotels	27	26
Rooms	2,150	2,063
Avg. Daily Rate	$60.62	$57.24
Occupancy %	54.3%	53.1%
RevPAR	$32.92	$30.39

ECONO LODGE
Hotels	788	742
Rooms	49,043	45,887
Avg. Daily Rate	$46.16	$44.12
Occupancy %	38.8%	39.3%
RevPAR	$17.92	$17.32

RODEWAY
Hotels	166	157
Rooms	10,219	10,879
Avg. Daily Rate	$45.34	$46.91
Occupancy %	39.4%	37.8%
RevPAR	$17.87	$17.72

TOTAL CHOICE - DOMESTIC
Hotels	3,868	3,688
Rooms	312,630	299,359
Avg. Daily Rate	$61.21	$58.87
Occupancy %	46.6%	45.9%
RevPAR	$28.54	$27.04
Effective Royalty Rate	4.08%	4.02%

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF FRANCHISING REVENUES AND FRANCHISING MARGINS

(UNAUDITED)

	Three Months Ended
(dollar amounts in thousands)	March 31, 2005	March 31, 2004
Franchising Revenues:

Total Revenues	$91,248	$87,235
Adjustments:
Marketing and Reservation Revenues	(49,123)	(49,311)
Hotel Operations	(920)	(813)

Franchising Revenues	$41,205	$37,111

Franchising Margins:

Operating Margin:

Total Revenues	$91,248	$87,235
Operating Income	$22,299	$18,899

Operating Margin	24.4%	21.7%

Franchising Margin:

Franchising Revenues	$41,205	$37,111

Operating Income	$22,299	$18,899
Less: Hotel Operations	199	123

	$22,100	$18,776

Franchising Margins	53.6%	50.6%